Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial statements have been prepared to give effect to the acquisition by 3Com Corporation (3Com or the Company) of TippingPoint Technologies, Inc. (TippingPoint), using the purchase method of accounting for the business combination. On January 31, 2005, 3Com completed the acquisition of TippingPoint pursuant to the Agreement and Plan of Merger (the Merger Agreement) dated as of December 13, 2004. Pursuant to the Merger Agreement, each outstanding share of common stock of TippingPoint was converted into the right to receive $47.00 in cash.  Additionally, each outstanding option to purchase common stock of TippingPoint has been assumed by 3Com and now represents an option to acquire shares of common stock of 3Com on the terms and conditions set forth in the Merger Agreement.  The acquisition of TippingPoint by 3Com was initially reported on a Current Report on Form 8-K dated February 1, 2005, which report is being amended to include the financial statements required by Item 9.01 of Form 8-K.

The transaction was accounted for as an acquisition of TippingPoint by 3Com under the purchase method of accounting in accordance with SFAS No. 141, Business Combinations. Under the purchase method of accounting, the total purchase price is allocated among the net tangible and identifiable intangible assets acquired by 3Com in connection with the transaction, based on their fair values as of the completion of the transaction. The excess cost over the net tangible and identifiable intangible assets was allocated to goodwill. The acquisition was structured as a purchase of stock for tax purposes. Accordingly, the tax basis of the acquired assets and liabilities are carried over at their historical amounts and goodwill is not deductible for tax purposes.

The unaudited pro forma condensed combined financial statements reflects the preliminary allocation of the purchase price to the assets acquired and liabilities assumed based on their estimated fair value at the time of the merger. 3Com calculated the purchase price of TippingPoint based upon each outstanding share of common stock of TippingPoint being converted into the right to receive $47.00 in cash, the estimated fair value of TippingPoint options assumed by 3Com and the direct costs incurred by 3Com related to the acquisition. The preliminary purchase price allocation is subject to finalization of the valuation of intangible assets, other assets acquired and liabilities assumed.

The preliminary purchase price is shown below (in millions):

Cash paid for common stock	$389.5
Fair value of outstanding stock options assumed	36.1
Acquisition direct costs	4.4
Total purchase price	$430.0

Intangible assets include amounts recognized for the fair value of existing technology, maintenance agreements, trade name and trademarks, and non-competition agreements.  These intangible assets have a weighted average useful life of approximately five years.

The excess of the purchase price over the tangible and identifiable intangible assets was recorded as goodwill and amounted to approximately $312.6 million. In accordance with current accounting standards, the goodwill will not be amortized and will be tested for impairment as required by SFAS No. 142, Goodwill and Other Intangible Assets.

The unaudited pro forma condensed combined balance sheet of 3Com gives effect to the transaction as if it occurred on November 26, 2004. The unaudited pro forma condensed combined statements of operations for the year ended May 28, 2004 and the six months ended November 26, 2004 give effect to the transaction as if it had occurred at the beginning of the fiscal period presented. The unaudited pro forma condensed combined financial statements are presented in accordance with Article 11 of Regulation S-X. The historical financial information of TippingPoint for the six months ended November 26, 2004 which is included in this Form 8-K/A have been derived from the financial statements of TippingPoint.

The pro forma adjustments are based upon information and assumptions available at the time of the filing of this Form 8-K/A and result in a preliminary allocation of the purchase price based on estimates of the fair value of the assets acquired and liabilities assumed. The unaudited pro forma statements do not reflect synergies expected from the combination of the two entities.

The pro forma data is presented for illustrative purposes only and is not necessarily indicative of the operating results that would have occurred if the transaction had been consummated as of the beginning of the fiscal periods presented nor is the data necessarily indicative of future operating results. The unaudited pro forma condensed combined financial statements and the accompanying notes thereto of 3Com and TippingPoint should be read in conjunction with and are qualified by the historical financial statements and notes thereto of 3Com and TippingPoint. 3Com’s historical financial statements are included in the Company’s Annual Report on Form 10-K for the year ended May 28, 2004 and the Company’s Quarterly Report on Form 10-Q for the quarter ended November 26, 2004. TippingPoint’s historical financial statements and related notes thereto are attached as Exhibit 99.2 to this Form 8-K/A.

3Com cannot assure you that it will not incur charges in excess of those included in the pro forma total consideration related to the transactions or that management will be successful in its efforts to integrate the operations of the companies.

3Com Corporation

Unaudited Pro Forma Condensed Combined Balance Sheet

(In thousands)	3Com November 26, 2004	TippingPoint October 31, 2004	Pro Forma Adjustments		3Com Pro Forma
ASSETS
Current assets:
Cash and equivalents	$458,669	$28,237	$(2,557	)(n)	$484,349
Short-term investments	815,204	1,360	(389,451	)(a)	427,113
Accounts receivable, net	64,401	7,112			71,513
Inventories	22,344	4,033	850	(c)	27,227
Other current assets	41,317	2,159	(1,024	)(e)	42,452

Total current assets	1,401,935	42,901	(392,182)		1,052,654

Investment in Huawei-3Com joint venture	138,015				138,015
Property and equipment, net	71,108	2,119	(104	)(d)	73,123
Property and equipment held for sale	12,238				12,238
Deposits and other assets	32,718	715			33,433
Deferred income taxes	2,986				2,986
Intangible assets, net	1,820		69,850	(g)	71,670
Goodwill	899		312,635	(l)	313,534
Total assets	$1,661,719	$45,735	$(9,801)		$1,697,653

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$75,078	$2,718	$—		$77,796
Accrued liabilities and other	222,750	11,221	4,447	(b)	234,965
			(3,453	)(f)
Total current liabilities	297,828	13,939	994		312,761
Deferred revenue and long-term obligations	12,466	2,012			14,478
Total liabilities	310,294	15,951	994		327,239
Stockholders’ equity:
Common stock	2,266,398	349,874	(349,874	)(m)	2,302,453
			36,055	(a)
Treasury stock	(63,986)				(63,986)
Unamortized stock-based compensation	(4,550)	(9,455)	9,455	(m)	(13,959)
			(9,409	)(i)
Retained deficit	(841,222)	(310,635)	310,635	(m)	(848,879)
			(2,557	)(n)
			(5,100	)(k)
Accumulated other comprehensive loss	(5,215)				(5,215)
Total stockholders’ equity	1,351,425	29,784	(10,795)		1,370,414
Total liabilities and stockholders’ equity	$1,661,719	$45,735	$(9,801)		$1,697,653

See notes to unaudited pro forma condensed combined financial statements.

3Com Corporation

Unaudited Pro Forma Condensed Combined Statement of Operations

For The Year Ended May 28, 2004

	3Com	TippingPoint			3Com
(In thousands, except per share data)	Year ended May 28, 2004	Year ended April 30, 2004	Pro Forma Adjustments		Pro Forma

Sales	$698,884	$9,045	$(553	)(f)	$707,376

Cost of sales	455,813	3,468	850	(c)	460,131

Gross margin	243,071	5,577	(1,403)		247,245

Operating expenses:
Sales and marketing	244,703	9,676	1,971	(j)	256,350
Research and development	95,195	10,100	1,995	(j)	107,290
General and administrative	74,245	3,651	2,253	(j)	80,149
Amortization and write down of intangibles	7,026		14,358	(h)	21,384
Restructuring charges	159,727				159,727
Write down of fixed assets		203			203

Total operating expenses	580,896	23,630	20,577		625,103

Operating loss	(337,825)	(18,053)	(21,980)		(377,858)

Loss on investments, net	(10,899)				(10,899)
Interest and other income, net	15,905	312			16,217

Loss from continuing operations before income taxes, equity interest in loss of unconsolidated joint venture	(332,819)	(17,741)	(21,980)		(372,540)
Income tax benefit	3,135				3,135
Equity interest in loss of unconsolidated joint venture	(17,179)				(17,179)
Loss from continuing operations	(346,863)	(17,741)	(21,980)		(386,584)
Discontinued operations, net of taxes	(2,400)	1,258			(1,142)

Net loss	$(349,263)	$(16,483)	$(21,980)		$(387,726)

Basic and diluted loss per share:
Continuing operations	$(0.91)	$(2.42)			$(1.02)
Discontinued operations, net of taxes	(0.01)	0.17			(0.00)
Net loss	$(0.92)	$(2.24)			$(1.02)

Shares used in computing per share amounts:
Basic and Diluted	379,766	7,346			379,766

See notes to unaudited pro forma condensed combined financial statements.

3Com Corporation

Unaudited Pro Forma Condensed Combined Statement of Operations

For The Six Months Ended November 26, 2004

	3Com	TippingPoint			3Com
(In thousands, except per share data)	Six Months Ended November 26, 2004	Six Months Ended October 31, 2004	Pro Forma Adjustments		Pro Forma

Sales	$313,417	$16,359	$(3,453	)(f)	$326,323

Cost of sales	198,631	4,926	850	(c)	204,407

Gross margin	114,786	11,433	(4,303)		121,916

Operating expenses:
Sales and marketing	114,493	9,080	1,229	(j)	124,802
Research and development	44,599	5,372	1,129	(j)	51,100
General and administrative	30,057	2,161	751	(j)	32,969
Amortization and write down of intangibles	3,189		7,179	(h)	10,368
Restructuring charges	7,281				7,281

Total operating expenses	199,619	16,613	10,288		226,520

Operating loss	(84,833)	(5,180)	(14,591)		(104,604)

Loss on investments, net	82				82
Interest and other income, net	5,814	182			5,996

Loss from continuing operations before income taxes, equity interest in loss of unconsolidated joint venture	(78,937)	(4,998)	(14,591)		(98,526)
Income tax (provision)	(543)				(543)
Equity interest in loss of unconsolidated joint venture	(4,876)				(4,876)

Net loss	$(84,356)	$(4,998)	$(14,591)		$(103,945)

Basic and diluted loss per share	$(0.22)	$(0.67)			$(0.27)

Shares used in computing per share amounts:
Basic and diluted	383,140	7,409			383,140

See notes to unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. Basis of Presentation

The accompanying unaudited pro forma condensed combined financial statements present the pro forma results of operations and financial position of 3Com Corporation (3Com) and TippingPoint Technologies, Inc. (TippingPoint) on a combined basis based on the historical financial information of each company and after giving effect to the acquisition of TippingPoint by 3Com.  The acquisition was recorded using the purchase method of accounting. Certain reclassifications have been made to the historical TippingPoint financial statements to conform to the presentation used in 3Com’s historical financial statements. Such reclassifications had no effect on TippingPoint’s previously reported results from continuing operations.

The unaudited pro forma condensed combined balance sheet has been prepared assuming the acquisition occurred on November 26, 2004. In accordance with SFAS No. 141, Business Combinations, 3Com calculated the purchase price of TippingPoint based upon each outstanding share of common stock of TippingPoint being converted into the right to receive $47.00 in cash, the estimated fair value of TippingPoint options assumed by 3Com and the direct costs incurred by 3Com related to the acquisition. The unaudited pro forma condensed combined statement of operations has been prepared assuming the acquisition occurred at the beginning of the fiscal periods presented.

2. Pro Forma Adjustments

The following are brief descriptions of each of the pro forma adjustments included in the unaudited pro forma condensed combined financial statements:

a)              To reflect the liquidation of approximately $389.5 million in short-term investments to provide for the cash disbursed and the assumption of all outstanding options in conjunction with the TippingPoint acquisition.

b)             To record liabilities associated with 3Com transaction costs related to the acquisition of TippingPoint.

c)              To adjust acquired inventory to estimated fair value.

d)             To write off a portion of the assets acquired that will not be utilized in the combined business prospectively.

e)              To record acquired other current assets at estimated fair value.

f)                To record acquired accrued liabilities and other at estimated fair value.

g)             To record the allocation of purchase price to identifiable amortizable intangible assets.

h)             To record the amortization expense over an estimated weighted average five year useful life related to the fair value of identifiable amortizable intangible assets.

i)                 To record the deferred compensation for the intrinsic value of unvested stock options of TippingPoint at the date of acquisition.

j)                 To reflect the amortization over the remaining service period of stock-based compensation expense related to the intrinsic value of unvested stock options of TippingPoint at the date of acquisition.

k)              To reflect the expense of in-process technology acquired.

l)                 To record the estimated goodwill resulting from the allocation of the purchase price to the fair value of assets acquired and liabilities assumed.

m)           To eliminate the historical equity balances of TippingPoint.

n)             To reflect the disbursement of cash and accumulated deficit for the payment of transaction expenses incurred by TippingPoint in its transaction to be acquired by 3Com.

3. Pro Forma Net Loss Per Share

The unaudited pro forma combined basic net loss per share is based upon the weighted average number of outstanding shares of common stock of 3Com during the periods presented. The unaudited pro forma combined diluted net loss per share is the same as the unaudited pro forma combined basic net loss per share as all common stock equivalents are anti-dilutive due to the loss position.

4. In-Process Research & Development

3Com will record an immediate write-off of in-process research and development at the consummation of the acquisition. The unaudited pro forma condensed combined statements of operations do not include the charge for in-process research and development of approximately $5.1 million since it is considered a non-recurring charge. The charge was recorded by 3Com in the three months ended February 25, 2005.